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                                                                    Exhibit 99.1


                                                  REPUBLIC CONTACTS
                            Media Inquiries:      Will Flower    (954) 769-6392
                           Investor Inquiries:    Tod Holmes     (954) 769-2387
                                                  Ed Lang        (954) 769-3591

                         REPUBLIC SERVICES, INC. REPORTS
                   SECOND QUARTER EARNINGS OF $0.34 PER SHARE

         FORT LAUDERDALE, FLA., JULY 30, 2001...Republic Services, Inc. (NYSE:
RSG) today reported net income of $58.1 million, or $0.34 per share for the three months ended June 30, 2001, versus $59.2 million, or $0.34 per share, for the comparable period last year. Revenue increased 8.0% to $576.0 million from $533.5 million for the same period in 2000. Operating income for the three months ended June 30, 2001 was $111.8 million, compared to $115.9 million for the same quarter last year.

         For the six months ended June 30, 2001, net income was $107.7 million, or $0.63 per share, versus $109.4 million, or $0.62 per share, for the comparable period last year. Revenue increased 7.4% to $1,111.4 million from $1,035.0 million for the same period in 2000. Operating income for the six months ended June 30, 2001, was $210.7 million, compared to $217.6 million for the same period last year.

         Commenting on the Company's performance, James E. O'Connor, Chief Executive Officer of Republic Services, said, "We are pleased with our continued ability to realize successive increases in both the price and volume components of internal growth. During the second quarter, we achieved internal growth in our core business of 5.0%, consisting of 3.0% volume and 2.0% price, excluding the impact of commodity prices. Second quarter revenue was also positively impacted by the completion of the Richmond Sanitary Services acquisition. We expect Richmond to generate annual revenue of approximately $75 million and continue to internalize 100% of the waste from its collection operations. It also expands the Company's operating platform in the high-growth northern California market. Our year-over-year margins continue to be negatively impacted by lower commodity prices and higher labor costs. However, free




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cash flow for the six months ended June 30, 2001, remains on target to achieve our goal of $145 million for the year."

         Republic Services, Inc. is a leading provider of solid waste collection, transfer and disposal services in the United States. The Company's operating units are focused on providing solid waste services for commercial, industrial, municipal and residential customers.

         Certain statements and information included herein constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied, in or by such forward-looking statements. Such factors include, among other things, whether the Company's estimates and assumptions concerning its selected balance sheet accounts, closure and post-closure costs, available airspace, and projected costs and expenses related to the Company's landfills and property, plant and equipment turn out to be correct or appropriate, and various factors that will impact the actual business and financial performance of the Company such as competition in the solid waste industry; dependence on acquisitions for growth; the Company's ability to manage growth; compliance with and future changes in environmental regulations; the Company's ability to obtain approval from regulatory agencies in connection with expansions at the Company's landfills; the ability to obtain financing on acceptable terms to finance the Company's operations and growth strategy and for the Company to operate within the limitations imposed by financing arrangements; the ability of the Company to repurchase common stock at prices that are accretive to earnings per share; the Company's dependence on key personnel; general economic conditions, including but not limited to inflation and changes in fuel, labor, commodity pricing and other variable costs that are generally not within the control of the Company; dependence on large, long-term collection contracts; risks associated with undisclosed liabilities of acquired businesses; risks associated with pending legal proceedings; and other factors contained in the Company's filings with the Securities and Exchange Commission.



                                       ###




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




                             REPUBLIC SERVICES, INC.
            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In millions, except per share data)



                                                             Three Months Ended June 30,             Six Months Ended June 30,
                                                             ---------------------------           -----------------------------
                                                               2001              2000                2001                2000
                                                             -------            -------            ---------           ---------
     Revenue                                                 $ 576.0            $ 533.5            $ 1,111.4           $ 1,035.0

     Expenses:
       Cost of operations                                      354.5              320.5                684.2               626.6
       Depreciation, amortization and depletion                 53.9               49.2                104.2                95.5
       Selling, general and administrative                      55.8               47.9                112.3                95.3
                                                             -------            -------            ---------           ---------
     Operating income                                          111.8              115.9                210.7               217.6

     Interest expense, net                                     (18.8)             (19.9)               (39.0)              (40.2)
     Other income (expense), net                                 0.7                0.2                  2.0                 0.4
                                                             -------            -------            ---------           ---------
     Income before income taxes                                 93.7               96.2                173.7               177.8

     Provision for income taxes                                 35.6               37.0                 66.0                68.4
                                                             -------            -------            ---------           ---------
     Net income                                              $  58.1            $  59.2            $   107.7           $   109.4
                                                             =======            =======            =========           =========

     Basic and diluted earnings per share                    $  0.34            $  0.34            $    0.63           $    0.62
                                                             =======            =======            =========           =========

     Weighted average common shares                            171.4              175.9                171.6               175.7
                                                             =======            =======            =========           =========

     Amortization of goodwill and other intangibles          $  11.4            $  10.0            $    22.4           $    19.4
     EBITDA                                                  $ 165.7            $ 165.1            $   314.9           $   313.1











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

                             REPUBLIC SERVICES, INC.
                  SUPPLEMENTAL UNAUDITED FINANCIAL INFORMATION

         The following information should be read in conjunction with the Company's audited Consolidated Financial Statements and notes thereto appearing in the Company's Form 10-K as of and for the year ended December 31, 2000. It should also be read in conjunction with the Company's Unaudited Condensed Consolidated Financial Statements and notes thereto appearing in the Company's Form 10-Q as of and for the three months ended March 31, 2001.

CASH FLOW

         The following table reflects certain components of the Company's unaudited consolidated statements of cash flows for the three and six months ended June 30, 2001 and 2000 (in millions):


                                                     Three months ended                Six months ended
                                                          June 30,                         June 30,
                                                  ------------------------         ------------------------
                                                   2001             2000             2001            2000
                                                  -------         --------         --------         -------
Depreciation, amortization and depletion
   of property and equipment                      $  42.5         $   39.2         $   81.8         $  76.1

Amortization of intangible assets                 $  11.4         $   10.0         $   22.4         $  19.4

Capital expenditures                              $ (76.4)        $  (48.6)        $ (115.7)        $ (97.8)

         The Company defines free cash flow as net income plus depreciation, amortization and depletion less capital expenditures plus net changes in assets and liabilities resulting from operating activities.

         Capital expenditures include $.7 million and $.8 million of capitalized interest for the three months ended June 30, 2001 and 2000, respectively, and $1.1 million and $1.5 million for the six months ended June 30, 2001 and 2000, respectively.

         As of June 30, 2001, accounts receivable were $268.9 million, net of allowance for doubtful accounts of $13.6 million, resulting in days sales outstanding of approximately 42 (or 30 days net of deferred revenue).

STOCK REPURCHASE PROGRAM

         During 2000, the Company announced that its Board of Directors authorized the repurchase of up to $150.0 million of its common stock. As of December 31, 2000, the Company paid $50.9 million to repurchase 3,644,000 shares of its stock. During the three months ended June 30, 2001, the Company paid $22.1 million to repurchase 1,184,000 shares of its stock. During the six months ended June 30, 2001, the Company paid $47.3 million to repurchase 2,798,800 shares of its stock. As of June 30, 2001, the Company had $51.8 million remaining under its repurchase programs to fund stock repurchases.




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
REVENUE

         The following table reflects total revenue of the Company by revenue source for the three and six months ended June 30, 2001 and 2000 (in millions):


                                          Three months ended                 Six months ended
                                               June 30,                            June 30,
                                      -------------------------         -----------------------------
                                        2001             2000             2001                2000
                                      --------         --------         ----------         ----------
      Collection:
          Residential                 $  117.8         $  107.0         $    230.9         $    209.3
          Commercial                     172.2            154.4              340.8              304.5
          Industrial                     132.0            123.5              254.4              238.4
          Other                           11.7             13.5               23.0               25.3
                                      --------         --------         ----------         ----------

          Total collection               433.7            398.4              849.1              777.5
                                      --------         --------         ----------         ----------

       Transfer and disposal             200.7            184.9              375.9              350.7
       Less: Intercompany               (104.7)           (93.1)            (198.2)            (174.9)
                                      --------         --------         ----------         ----------
          Transfer and
            disposal, net                 96.0             91.8              177.7              175.8

       Other                              46.3             43.3               84.6               81.7
                                      --------         --------         ----------         ----------
          Total revenue               $  576.0         $  533.5         $  1,111.4         $  1,035.0
                                      ========         ========         ==========         ==========


         The following table reflects the Company's revenue growth for the three and six months ended June 30, 2001 and 2000:



                                        Three months ended           Six months ended
                                              June 30,                    June 30,
                                        -------------------          -------------------
                                         2001          2000          2001           2000
                                        -----          ----          ----           ----
      Price                               .4%           2.5%           .9%           2.5%

      Volume
                                         4.0            5.3           3.0            5.6
                                        ----           ----          ----           ----
        Total internal growth            4.4            7.8           3.9            8.1

      Acquisitions                       3.6            7.2           3.5           10.7
                                        ----           ----          ----           ----
        Total revenue growth             8.0%          15.0%          7.4%          18.8%
                                        ====           ====           ===           ====


         Price growth for the three and six months ended June 30, 2001 was impacted by commodity prices. Excluding the effect of commodity prices, price growth was 2.0% and 2.1% for the three and six months ended June 30, 2001, respectively. In addition, non-core operations increased volume growth by 1.0% during three months ended June 30, 2001. As such, adjusted internal growth for the three and six months ended June 30, 2001 was 5.0% and 4.7%, respectively.

INCOME TAXES

         Income taxes are provided based upon the Company's anticipated annual effective income tax rate. During the three months ended December 31, 2000, the Company lowered its anticipated annual effective tax rate for fiscal 2000 from 38.5% to 38.0%.




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